Exhibit 99.1

PRESS RELEASE

Titan Pharmaceuticals Inc. Executive Chairman, Dr. Louis R. Bucalo, Retires to Pursue Other Interests

South San Francisco, CA — April 24, 2007—Titan Pharmaceuticals Inc. (AMEX:TTP), announced today that Titan’s Executive Chairman, Louis R. Bucalo, M.D., has retired and left the company and the board of directors to pursue other interests. Dr. Bucalo founded Titan and was formerly President and CEO for many years and its Chairman from 2000-2008.

E.M. Cavalier, a long-time member of the board of directors, stated “Titan thanks Lou for his leadership and important contributions to the company. As the key force behind our Spheramine and Probuphine programs, as well as the acquisition of our other current products in development, Dr. Bucalo substantially helped create the foundation for Titan’s future success, and the potential to improve the lives of thousands of patients. We wish Lou well in his future endeavors.”

“I would like to thank the Board”, stated Dr. Bucalo, “and all of Titan’s employees for their great efforts together in building Titan, and toward improving lives through the development of new medical treatments.”

About Titan Pharmaceuticals

Titan Pharmaceuticals, Inc. (AMEX: TTP) is focused on the late-stage development and commercialization of innovative treatments for central nervous system disorders including schizophrenia, opioid addiction, Parkinson’s Disease and chronic pain. Titan has established strategic partnerships with leading pharmaceutical companies, including Vanda and Bayer Schering, to advance some of these programs. For more information, please visit the Company’s website at www.titanpharm.com.

The press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to the Company’s development program and any other statements that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of the Company’s drug candidates, adverse side effects or inadequate therapeutic efficacy of the Company’s drug candidates that could slow or prevent product development or commercialization, the uncertainty of patent protection for the Company’s intellectual property or trade secrets, and the Company’s ability to obtain additional financing. Such statements are based on management’s current expectations, but actual results may differ materially due to various factors, including those risks and uncertainties mentioned or referred to in this press release.